            ASSET PURCHASE AGREEMENT


                     BETWEEN


          Excaliber Tubular Corporation


                       AND


              Laclede Steel Company


January 10, 1997

                TABLE OF CONTENTS

                                            Page

     1.   Definitions; interpretation. . . . . 1

     2.   Basic Transaction. . . . . . . . . .10

     3.   Representations and Warranties . . .13

     4.   Representations and Warranties of the Buyer26

     5.   Pre-Closing Covenants. . . . . . . .27

     6.   Conditions Precedent to Close. . . .30

     7.   Post-Closing Covenants . . . . . . .33

     8.   Remedies for Breaches of This Agreement36

     9.   Termination. . . . . . . . . . . . .42

     10.  Miscellaneous. . . . . . . . . . . .43

                    EXHIBITS


Exhibit A -- Form of Buyer Note

Exhibit B -- Bill of Sale

Exhibit C -- Conversion Services Agreement

Exhibit D -- Supply Agreement

Exhibit E -- Deed (Real Property)

Exhibit F --Assumption Agreement

Exhibit G -- Operating Statements

Exhibit H  --  Price Increases

SCHEDULES

Real Property Schedule

Contracts Schedule

Excluded Contracts Schedule

Permits and Licenses Schedule

Employees Schedule

Litigation Schedule

Standard Terms Schedule

Employee Benefit Plan Schedule

            ASSET PURCHASE AGREEMENT

     This Agreement is made as of January 10, 1997, by and between Excaliber Tubular Corporation, a Delaware corporation (the "Buyer"), and Laclede Steel Company, a Delaware corporation (the
"Seller"). (The Buyer and the Seller are referred to collectively as the "Parties".)

     Subject to the terms and conditions set forth in this Agreement the Buyer will purchase the Acquired Assets (as defined herein) and assume certain of the liabilities of the Seller at and relating to the Seller's Benwood, West Virginia facility ("Facility") in return for cash and the Buyer Note (as defined herein).

     In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

I.Definitions; interpretation.

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Accrued Vacation Pay" means the total dollar amount of vacation pay and sick pay accrued on the books and records of the Company with respect to the Employees as of the Closing Date.

     "Acquired Assets" means all right, title, and interest in and to all of the assets constituting the Seller's assets customarily located at the Facility and all other assets of the Seller (other than the Excluded Assets or as specified below) used primarily in the operation of the business as presently conducted at or by the Facility (the "Business"), including, without limitation, all of the following to the extent they are not Excluded Assets:

     A.real property, leaseholds and subleases therein, used primarily in the Business, including without limitation, the real property listed in the Real Property Schedule and all improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets) ("Real Property");

     B.all inventory of the Business, including, without limitation, all raw materials, work in process, finished goods and goods in transit other than Excess Inventory (as defined herein) and reject inventory as that term is defined by custom and practice in the industry;

     C.all tangible personal property used primarily in the Business (such as leasehold improvements, machinery, equipment, manufactured and purchased parts, furniture, automobiles, trucks, tractors, trailers, tools, jigs, dies, spares, parts and store supplies);

     D.Intellectual Property (as defined herein), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;


     E.all contracts, leases, licenses, supply and distribution arrange-ments, sales and purchase agreements and orders, confidentiality agreements and other agreements (including dealership, service, mainte-nance, vendor, customer and service agreements) and business arrange-ments primarily related to the Business (including all such items listed in the Contracts Schedule or specifically identified on the other Schedules attached hereto or not required to be described thereon due to specific dollar thresholds specified in this Agreement but not including the Excluded Contracts) (the "Contracts");

     F.claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment relating primarily to the Business ("Deposits");

     G.to the extent transferable to the Buyer, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies primarily related to the Business including all the foregoing listed or described in the Permits and Licenses Schedule and the rights to all data and records held by such bodies and agencies;

     H.computer records and files, books, records, ledgers, files, documents, correspondence, lists, plates, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, in each case primarily used in the operation of the Business;

     I.all other properties, assets, rights and interests owned by the Seller or in which the Seller has an interest which are used primarily in the Business as of the Closing Date; and

     J.all goodwill as a going concern and all other intangible property primarily relating to the Business.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act provided, however, for purposes of this Agreement Ivaco, Inc. and its subsidiaries (other than Seller) shall not be deemed affiliates of Seller.

     "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

     "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Nations Bank in St. Louis, Missouri.

     "Assumed Liabilities" means only the obligations of the Seller under the Contracts (but only to the extent such Contracts are assigned to the Buyer and excluding any liability or obligation arising out of or in connection with any breach thereof occurring prior to the Closing) and the Accrued Vacation Pay.

     "Assumption Agreement" means the agreement by the Buyer to assume the Assumed Liabilities in form and substance as set out in Exhibit F.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the valid basis for any specified consequence.

     "Bill of Sale" means the bill of sale in form and substance as set out in Exhibit B.

     "Buyer's Note" means the non interest bearing promissory note substantially in the form set out in Exhibit A and in a form as is reasonably satisfactory to the Buyer's lender and the Seller.

     "Closing Inventory Amount" means the aggregate value of the Inventory and Finished Goods and Production Supplies located at the Facility on the Closing Date (other than the Excess Inventory), determined in accordance with the procedures specified in Section 2(g), based on the following value for the Inventory and Finished Goods and Production Supplies:

          Type of Inventory &
                    Finished Goods
                    Value per Ton
                         Mater Coil                        $290
                         Slit Coil                         $310
                         Finished Goods                    $384
                         Production Supplies               Seller's cost
               "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information exclusively related to the businesses and affairs of the Business that is not already generally available to the public.

     "Controlled Group of Corporations" has the meaning set forth in Code Section 1563.

     "Conversion Services Agreement" means the agreement in form and substance set out in Exhibit C.

     "Employees" means all persons employed by the Seller at the Facility, being those persons listed on the Employees Schedule.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excess Inventory" means any Inventory and Finished Goods located at or in transit to the Facility on the Closing Date in excess of the amounts set out below:


          Type of Prime Inventory or
            Prime Finished Goods
                                     Amount (in Net Tons)
Master coil                                 4500
Slit coil                                   2000
Finished goods                              4500

and any secondary inventory determined in accordance with Section
2(g).

     "Excluded Assets"  means:

     A.the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation;

     B.any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement);

     C.all of the Seller's cash, cash equivalents and marketable securities;

     D.all of the Seller's accounts, notes and other receivables except to the extent that such accounts relate to work in progress arising from the Contracts;

     E.Excess Inventory;

     F.any reject inventory as such terms are defined by industry custom and practice;

     G.any finished goods that were sold by the Seller prior to Closing but are returned to the Facility or the Buyer at any time after the Closing Date; and

     H.production supplies not primarily related to or used in the Business including without limitation pipe coupling lubricator and pipe coating.

     "Excluded Contracts" means the contracts identified on the Excluded Contracts Schedule including, without limitation, any and all sales representative agreements.

     "Excluded Intellectual Property" means any intellectual property used by Seller in connection with the administrative services provided by the other locations of Seller to the Facility.

     "Excluded Liabilities" means any of Seller's debts, liabilities or obligations of any nature whatsoever (other than the Assumed
Liabilities and Buyer's other obligations under this Agreement), whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether related to the Business or the Acquired Assets, and regardless of when or by whom asserted, including the following debts, liabilities and obligations:

          1.any of Seller's liabilities or obligations under this Agreement and the Schedules and Exhibits hereto;

          2.any of Seller's liabilities or obligations for expenses, fees or taxes incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys' and accountants' fees, brokerage fees and transfer taxes);

          3.any liability or obligation of Seller for Taxes which are imposed on or measured by the income of Seller for any period
(including interest, penalties and additions to such Taxes, and any liability or obligation relating to Taxes arising as a result of Seller at any time being a member of an affiliated group (as defined in Section 1504(a) of the Code));

          4.any liability or obligation under or with respect to any Seller Employee Benefit Plan maintained or contributed to by any member of the controlled group of companies (as such term is defined in Section 414 of the Code) of which Seller and/or Parent is or was a member or with respect to which such controlled group member has any liability;

          5.any liability or obligation (whether absolute, contin-gent, or otherwise) relating to workers compensation, health care claims or other similar employee welfare claims which were filed on or before the Closing Date or relate to claims which arose due to occurrences or events on or before the Closing Date in relation to the Employees;

          6.any liability or obligation for salary, bonuses or other payments of any kind to any Employee with respect to periods on or before the Closing Date;

          7.any liabilities or obligations with respect to any products that were sold or services by the Business that were rendered by Seller and are subsequently returned to Buyer or otherwise rejected by the purchaser thereof as a result of a breach of warranty or other breach of Seller to such purchaser;

          8.any of Seller's liabilities or obligations for indebtedness for borrowed money or indebtedness secured by liens on the Acquired Asset or Business or guarantees of any of the foregoing;

          9.any of Seller's liabilities or obligations relating to, arising from or in connection with the Business (A) arising by reason of any violation or alleged violation of any federal, state, local or foreign law, rule or regulation or any other requirement of any govern-mental authority, (B) arising from acts, omissions or conditions occurring or existing prior to the Closing Date under any Environmen-tal and Safety Requirements or (C) arising by reason of any breach or alleged breach by Seller of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree (regardless of when any such liability or obligation is asserted);

          10.any of Seller's liabilities or obligations which Buyer may become liable for as a result of or in connection with the failure by Buyer or Seller to comply with any bulk sales or bulk transfers laws or as a result of any "defacto merger" or "successor-in-interest" theories of liability;

          11.any of Seller's liabilities or obligations for product liability occurrences (including occurrences relating to the destruction of property, personal injury or death or any occurrence resulting from any failure to warn or any deficit in design, engineering or construction) with respect to products manufactured or services rendered by the Business on or prior to the Closing Date and any related claims and litigation arising prior to on or after the Closing Date whether or not disclosed on the schedules hereto;

          12.any of Seller's liabilities or obligations relating to any other legal action or proceeding arising out of or in connection with Seller's conduct of the Business or any other conduct of Seller, Seller's officers, directors, Employees, consultants, agents or advisors on or prior to the Closing Date, whether or not disclosed on the Schedules hereto;

          13.any of Seller's liabilities or obligations (including, without limitation, severance or termination pay) relating to the Employees who are offered employment by Buyer but who decline to accept such offer except any liability or obligation under the Workers' Assistance and Retraining Notification Act in connection with the Business arising from any action by Buyer after the Closing;

          14.any liabilities or obligations arising out of or in connection with any agreements, contracts, purchase orders and other similar arrangements which are designated on the Excluded Contracts Schedule;

          15.any liabilities or obligations with respect to any of the Excluded Assets (including, without limitation, under any contracts, leases, commitments or understandings related thereto).

          16.any other liability or obligation of Seller not expressly within the definition of Assumed Liabilities.

     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Intellectual Property" means:

     A.all patents, patent applications, and patent disclosures and all inventions (whether patentable or unpatentable and whether or not reduced to practice) owned by the Seller that are used primarily in the operation of the Business, if any, and all improvements thereto, and together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof ("Patents and Inventions");

     B.all trademarks, service marks, trade dress, logos, trade names, and corporate names owned by the Seller that are used primarily in the operation of the Business, if any, and used together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith ("Trademarks and Trade Names") ;

     C.all copyrightable works, all copyrights, and all applications, registrations, and renewals owned by the Seller that are used primarily in the operation of the Business, if any ("Copyrights");

     D.all mask works and all applications, registrations, and renewals in connection therewith that are used primarily in the operation of the Business, if any ("Mask Works");

     E.all trade secrets and confidential business information
(including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) owned by the Seller that are used primarily in the operation of the Business ("Trade Secrets");

     F.all computer software (including data and related documentation) that is used primarily in the operation of the business as presently conducted and proposed to be conducted at the Facility;

     G.all other proprietary rights owned by the Seller that are used primarily in the operation of the Business; and

     H.all copies and tangible embodiments thereof (in whatever form or medium).

     "Inventory and Finished Goods" means all Master Coil and Slit Coil inventory and finished goods as determined in accordance with
Section 2(g) located at the Facility on the Closing Date excluding the Excess Inventory.

     "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any quotes, obligations, instruments, stock, securities or ownership interest
(including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

     "Knowledge" means actual knowledge of the officers of Seller and Steve Lavinsky, plant manager at the Facility.

     "Labor Agreement" means the agreement, dated February 25, 1996, between Seller and the United Steelworkers of America (AFL-CIO-CLC).

     "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Licensed Intellectual Property" means intellectual property
(other than Excluded Intellectual Property) used by Seller in the operation of the Facility that would be Intellectual Property except that such property is not used primarily in the operation of the Business.

     "Loan Agreement" means the Loan and Security Agreement with Bank America Business Credit, Inc. and certain other lenders, dated September 7, 1994, and as amended thereafter.

     "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37)

     "Ordinary Course of Business" means the ordinary course of business consistent with Seller's past custom and practice (including with respect to quantity and frequency).

     "Operating Statements" has the meaning set forth in Section
3(f).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Liens" means (i) statutory liens for current taxes or other governmental charges with respect to the Real Property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Seller and for which appropriate reserves have been established in accordance with GAAP;
(ii) mechanics, carriers workers, repairers and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the Business; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; and (iv) covenants, conditions, restrictions, easements, rights of way and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with the Business.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political sub
Facility thereof).

     "Production Supplies" means mill coolants, ERW welding components, material handling, packaging supplies, storeroom supplies, cutting oil and pipe stenciling ink.

     "Prohibited Transaction" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

     "Reportable Event" has the meaning set forth in ERISA Section
4043.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled , directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

     "Supply Agreement" means the agreement in form and substance as set out in Exhibit D.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

II.Basic Transaction.

     A.Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets free and clear of all Security Interests other than Permitted Liens at the Closing for the consideration specified below in this Section 2.

     B.Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any of the Excluded Liabilities and nothing contained in this Agreement will deem the Buyer liable for any obligation or Liability of the Seller except for the Assumed Liabilities.

     C.Purchase Price. The purchase price for the Acquired Assets (the "Purchase Price") shall be equal to $ 11,373,000 less the amount, if any, by which the Closing Inventory Amount is less than $3,653,000 and less the amount of Accrued Vacation Pay.

     D.Preliminary Purchase Price. At closing the Buyer shall pay to the Seller an amount (the "Preliminary Purchase Price") equal to the Purchase Price as estimated in good faith by the Buyer on the basis of an estimate of the value of the Closing Inventory Amount ("Estimated Inventory Amount") and the Accrued Vacation Pay ("Estimated
Accrued Vacation Pay") jointly prepared in good faith by the Buyer and the Seller not less than 3 days before Closing.

     E.Payment of Preliminary Purchase Price.  At Closing the
Buyer will pay to the Seller the Preliminary Purchase Price by:

          1.the Buyer Note with a principal amount of $1,653,000;
and

          2.cash in the sum of the remainder of the Preliminary
Purchase Price payable by wire transfer or delivery of other immediately available funds.

     F.Post Closing Adjustment to Purchase Price. Within 30 days after the Closing Date, the Buyer shall deliver to the Seller a determination of the Closing Inventory Amount and Accrued Vacation
Pay prepared in good faith and, with respect to the Closing Inventory Amount, in accordance with paragraph (g) below, as of the Closing
Date. During the period immediately following Seller's receipt of the Buyer's determination of the Closing Inventory Amount and Accrued Vacation Pay and until they are finally determined pursuant to this
Section 2(f), Seller and its representatives and agents shall be permitted to review Buyer's books and records and working papers related to Buyer's determination of the Closing Inventory Amount and Accrued
Vacation Pay.  The Buyer's determination of the Closing Inventory
Amount and Accrued Vacation Pay shall become final and binding upon the parties 30 days after Seller's receipt thereof, unless Seller gives written notice of its disagreement ("Notice of Disagreement") to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and shall only include disagreements based upon the Closing Inventory Amount and Accrued Vacation Pay not being calculated in accordance with this Agreement. If a timely Notice of Disagreement is received by Buyer, then the determination of the Closing Inventory Amount and Accrued Vacation Pay (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties hereto resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or
(y) the date all matters in dispute are finally resolved in writing by the Accounting Firm specified below. During the 30 days following delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period, Buyer shall be permitted to review Seller's books and records and working papers relating to the Notice of Disagreement.
At the end of such 30-day period, Buyer and Seller shall submit to a mutually acceptable accounting firm (the "Accounting Firm") for review and resolution of all matters which remain in dispute which were properly included in the Notice of Disagreement, and the Accounting Firm shall make a final determination of the Closing
Inventory Amount and the Purchase Price in accordance with the terms and conditions set forth in this Agreement. If Buyer and Seller are unable to mutually agree on an Accounting Firm, Buyer and Seller shall select a "big-six" Accounting Firm by lot (after excluding one big-six accounting firm selected by each of Buyer and Seller). The Closing Inventory Amount and/or the Accrued Vacation Pay as determined in accordance with this Section 2(h) shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties. The fees and expenses of the Accounting Firm shall be shared equally by Buyer and Seller.

     G.Inventory Count; determination of Inventory and Finished Goods. For purposes of determining the Inventory and Finished Goods, preparing the Closing Inventory Amount and determining the Purchase Price:

          1.Buyer shall as soon as reasonably practical after the Closing Date take a physical count of all Inventory and Finished Goods included in the Acquired Assets as of the Closing and the Seller shall be entitled to have representatives observe such physical count;

          2.all inventory and finished goods of the type to be included within the definition of Inventory and Finished Goods that has been manufactured within 6 months of the Closing Date shall be deemed Inventory and Finished Goods; and

          3.all inventory and finished goods manufactured at any time prior to 6 months of the Closing Date shall only be treated as Inventory and Finished Goods upon inspection and the good faith agreement by both Parties that such inventory or finished goods is prime inventory or prime finished goods, as such terms are defined by custom and practice within the industry; and

          4.all inventory and finished goods not agreed by the Parties to be Inventory and Finished Goods pursuant to paragraph (iii) above shall be deemed secondary inventory or finished goods.

     H.Final adjustment.  The parties agree that if the Closing
Inventory Amount is less than the Estimated Inventory Amount and/or the Accrued Vacation Pay is more than the Estimated Accrued
Vacation Pay, within ten business days after both such amounts have become final and binding on the parties hereunder, the Purchase Price shall be reduced by the amount of such deficiency or excess, as applicable, and the Seller shall pay to the Buyer the amount of such deficiency or excess, as applicable, together with interest thereon at the Applicable Rate calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of payment. If the Closing Inventory Amount exceeds the Estimated Inventory Amount and/or the Accrued Vacation Pay is less than the Estimated Accrued Vacation Pay, within 10 business days after both amounts have become final and binding upon the parties, the Purchase Price shall be increased (but not to exceed $11,373,000) by the amount of such excess or deficiency, as applicable, and the Buyer shall pay to the Seller the amount of such excess or deficiency, as applicable, together with interest thereon at the Applicable Rate calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of payment.


     I.The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bryan Cave LLP in St. Louis, Missouri, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions precedent to closing set out in Section 6 or such other date as the Parties may mutually determine (the "Closing Date") provided, however, that the Parties shall use reasonable best efforts to close on or before January 31, 1997.

     J.At Closing the Seller will deliver to the Buyer:

          1.the duly executed Supply Agreement and Conversion
Services Agreement;

          2.Bill of Sale;

          3.an executed Special Warranty Deed for each parcel of Real Property in form and substance as set out in Exhibit E; and

          4.an executed quitclaim deed covering any surveyor's legal description differing from that set forth in the deed by which Seller acquired title to the Real Property; and

          5.such other instruments of assignment and conveyance necessary to transfer and convey the Acquired Assets as reasonably may be requested by the Buyer (together with the items referred to in (ii), (iii) and (iv) above, the "Transfer Documents").

     K.At Closing the Buyer will deliver to the Seller:

          1.the consideration specified in Section 2(c) above;

          2.the duly executed Supply Agreement and Conversion
Services Agreement; and

          3.the duly executed Assumption Agreement.

III.Representations and Warranties.

The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement.

     A.Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     B.Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller have duly authorized the execution, delivery, and performance of this Agreement by the Seller and no other corporate proceedings on its part or its shareholders or Affiliates is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

     C.Noncontravention.

          1.Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will:

               a.violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller, or any of the Acquired Assets, is subject or any provision of the charter or bylaws of the Seller; or

               b.conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, or consent, under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of the Acquired
Assets) including, without limitation,  the Contracts.

               c.subject to execution of Amendment Number 9 to the Loan Agreement (the "Loan Amendment"), require the Seller to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

          2.the Permits and Licenses Schedule lists all approvals, permits, Licenses, orders, registrations, certificates, variances and similar rights obtained from governments and government agencies necessary for the operation of the business presently conducted at the Facility.

     D.Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

     E.Title to Assets. Except for the Permitted Liens and liens granted pursuant to the Loan Agreement, the Seller has marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

     F.Operating Statements. Attached hereto as Exhibit G are the following financial statements (collectively the "Operating
Statements"):

          1.unaudited statements of operation for the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995
(the "Most Recent Fiscal Year End") for the Business; and

          2.unaudited statements of operation for the 11 months ended November 30, 1996 for the Business (the "Most Recent
Operating Statements").

          The Operating Statements are consistent with the books and records of Seller; provided that the Most Recent Operating
Statements are subject to normal year end adjustments.

     G.Events Subsequent to Most Recent Fiscal Year End.
Except as set forth in the Most Recent Operating Statements, since the Most Recent Fiscal Year End, there has not been any material adverse change in the financial condition, operations, results of operations of the Business or to the Knowledge of the Seller the future prospects of the Business. Without limiting the generality of the foregoing, since that date and to the extent that the matters below relate to this Agreement, the Facility, the Business or the Acquired Assets:

          1.the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          2.no party (including the Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Business involving more than $25,000 to which the Seller is a party or bound;

          3.the Seller has not imposed any Security Interest upon any of the Acquired Assets other than pursuant to the Loan Agreement;

          4.the Seller has not delayed or postponed the payment of accounts payable arising from the Contracts outside the Ordinary Course of Business;

          5.the Seller has not made any capital investments in, any loan to, or any acquisition of the securities or assets of , any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 singly or $50,000 in the aggregate.

          6.the Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business arising from the Contracts;

          7.the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          8.the Facility has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $25,000;

          9.other than the Labor Agreement, the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          10.other than the Labor Agreement, the Seller has not granted any increase in the base compensation of any of the Employees outside the Ordinary Course of Business;

          11.other than the Labor Agreement, the Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any Employee), or taken any such action with respect to any other Employee Benefit Plan;

          12.the Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          13.other than payments pursuant to the Loan Agreement or in the Ordinary Course of Business the Seller has not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing;

          14.other than the Labor Agreement, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Facility; and

          15.the Seller has not committed to any of the foregoing.

     H.Undisclosed Liabilities. The Seller does not have any Liability related to or incurred in connection with the Business (and to the Knowledge of Seller there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for Liabilities which have arisen in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or under the Loan Agreement.

     I.Legal Compliance. The Facility and the Seller in connection with the Business are in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     J.Tax Matters.

          1.The Seller has timely filed all federal, state, local and foreign income, information and other Tax returns which are required to be filed with respect to its business, activities, properties, employees or ownership where failure to file would have a material adverse effect on the Acquired Assets.

          2.All such returns are true, complete and accurate in all material respects, and such filings accurately reflect the Tax liabilities of Seller.

          3.All Taxes, assessments and other governmental charges imposed upon Seller, or upon any of the assets, income or franchises of Seller, have been timely paid or, if not yet payable, shall be timely paid and are adequately accrued on Seller's books and records where failure to pay would have a material adverse effect on the Acquired Assets.

          4.There are no actual or proposed Tax deficiencies, assessments or adjustments with respect to Seller or any assets or operations of Seller affecting the Acquired Assets.

          5.There are no ongoing or pending Tax audits by any taxing authority against Seller directly affecting the Acquired Assets.

          6.None of the Acquired Assets are subject to any agreement relating to the allocation or payment of Taxes.

     K.Real Property.

          1.The Real Property Schedule lists and describes briefly all real property used primarily in the operation of the Business. With respect to each such parcel of owned real property:

               a.the Seller has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for Permitted Liens;

               b.there are no pending or, to the Knowledge of the Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property, or other matters affecting adversely the current use, occupancy, or value thereof;

               c.Seller has received all governmental licenses and permits required to own and operate the real property in accordance with applicable laws, rules, and regulations subject to Permitted Liens;

               d.there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property other than such as may be included in the Permitted
Liens;

               e.there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

               f.there are no parties (other than the Seller and beneficiaries of easement access included in the Permitted Liens) in possession of the parcel of real property;

               g.all facilities located on the parcel of real property are supplied with utilities and other services necessary for the continued, current operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, as required via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property;

               h.the real property (including any noncontiguous parcels) abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available; and

          2.There is no real property leased or subleased to the Seller which real property is used primarily in the operation of the Business other than that certain Lease Agreement dated January 1, 1996 between Bipco, Ltd., as Lessor, and Seller, as Lessee.

     L.Intellectual Property.

          1.Other than the Excluded Intellectual Property, the
Intellectual Property and the Licensed Intellectual Property comprise all of the intellectual property necessary for the conduct of the Business as currently conducted and:

                 2.Other than third party software licensed to Seller, Seller owns and possesses all right, title and interest in, to and under the Intellectual Property, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or is (to Seller's knowledge) threatened;

                 3.Seller owns or has the valid right to use all Intellectual Property necessary for the operation of the Business as currently conducted;

                 4.Seller has not received any notices of, nor is it aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the rights set forth in the attached Intellectual Property Schedule including, without limitation, any demand or request that Seller license rights from a third party; and

                 5.Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as currently conducted or as currently proposed to be conducted.

              6.All Intellectual Property to be assigned by Seller are or shall be properly assigned or licensed to Seller at the time Seller assigns such rights to Buyer. The transactions contemplated by this Agreement shall have no material adverse effect on any of the Intellectual Property. To the Knowledge of Seller, Seller has taken all necessary and desirable action to protect the Intellectual Property and shall continue to maintain those rights prior to and as of Closing so as to not adversely affect the validity or enforcement of such Intellectual Property.

              7.The Intellectual Property does not consist of any Patents and Inventions, Trademarks and Trade Names, Copyrights or
Mask Works.

         M.Tangible Assets. The Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business. The tangible assets included in the Acquired Assets are in all material respects in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which it presently is used other than the idle Mechanical ERW Mill. Other than the administrative services provided by Seller from locations other than the Facility ("Administrative Services") and the Licensed Intellectual Property, the Acquired Assets include all of the assets whether tangible or intangible, real or personal, that are necessary for the conduct of the Business as currently conducted. The Seller owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets used in the conduct of the Business in conformity with past practices, and all such assets have been installed and maintained in all material respects in accordance with all applicable laws, regulations and ordinances.

         N.Inventory. The inventory of the Business included in the Acquired Assets consists of raw materials and supplies, manufactured parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is damaged or defective.

         O.Contracts.

              1.The Contracts Schedule lists the following contracts and other agreements to which the Seller is a party and which primarily relate to, or are used primarily in, the operation of the
Business:

                   a. any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum and any agreement for the lease of real property;

                   b.any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Business or the Seller, or involve consideration in excess of $25,000;

                   c.any agreement concerning a partnership or joint venture relating to the Business;

                   d.any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of the Acquired Assets, tangible or intangible other than the Loan Agreement;

                   e.any agreement concerning confidentiality or noncompetition with respect to the Business;

                   f. any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the current or former Employees of the Seller;

                   g.any collective bargaining agreement;

                   h.any agreement for the employment of any individual with respect to the Business on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                   i.any agreement under which it has advanced or loaned any amount to any Employees of the Business outside the Ordinary Course of Business;

                   j.any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Business; or

                   k.any other agreement (or group of related agreements) relating to the Business the performance of which involves consideration in excess of $25,000.

              2.The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in the Contracts Schedule amended to date and a written summary setting forth the terms and conditions of each oral agreement referred to therein. In respect to each such agreement:

                   a.the agreement is legal, valid, binding, enforceable, and in full force and effect;

                   b.except for the consents disclosed on the Contracts Schedule which are required and not obtained, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                   c.Seller is not and, to the Knowledge of Seller, the other party to such agreement is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and

                   d.Seller has not and, to the Knowledge of Seller, the other party to such agreement has not repudiated any provision of the agreement.

         P.Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller with respect to the Business.

         Q.Insurance. True, complete and correct copies of each insurance policy maintained by the Seller with respect to the Business have been made available to the Buyer. All of the Seller's insurance policies are in full force and effect, and the Seller is not in default with respect to its obligations under any of such insurance policies. If between the date hereof and the Closing Date, the Seller desires to alter any insurance policy, the Seller shall obtain Buyer's prior written consent to any such change.

         R.Litigation. The Litigation Schedule sets forth each instance in which the Seller or any of the Acquired Assets:

              1.is subject to any outstanding injunction, judgment, order, decree, ruling, or charge arising from or in relation to the operation of the Business or Acquired Assets; or

              2.is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in the Litigation Schedule could result in any material adverse change in the business, financial condition, operations or results of operations of the Business.

         S.Product Warranty. Each product manufactured, sold, leased, or delivered by the Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no Liability (and, to the Knowledge of Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product of the Business manufactured, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Standard Terms Schedule includes copies of the standard terms and conditions of sale or lease by the Facility and the Seller (containing applicable guaranty, warranty, and indemnity provisions).

         T.Product Liability. The Seller has no Liability (and, to the Knowledge of Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product of the Business manufactured, sold, leased, or delivered by the Seller.

         U.Employees. To the Knowledge of the Seller, no executive, key employee, or group of Employees has any plans to terminate employment with the Seller. Except for the Labor Agreement, the Seller in connection with the Business is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances or other labor disputes. To the Knowledge of the Seller, it has not, within the prior 2 years of the date of this Agreement, received any charge or complaint of any unfair labor practice at the Facility or otherwise in the operation of the Business other than during the period of the negotiation of the Labor Agreement (copies of which have been delivered to Buyer). To the Knowledge of the Seller it is unaware of any pending or threatened charge or complaint alleging unfair labor practices. The Seller and its Subsidiaries has no Knowledge of any organizational or decertification effort presently being made or threatened with respect to the Employees.

         V.Employee Benefits.

              1.The Employee Benefit Plan Schedule lists each
Employee Benefit Plan that the Seller maintains or to which the Seller contributes in relation to the Employees.

              2.Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in all material respects in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

              3.The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have in all material respects been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

              4.All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee
Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

              5.Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue
Service.

              6.The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan and the Laclede Salaried Employees' Pension
Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

              7.With respect to each Employee Benefit Plan that the Seller maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute in relation to the Employees:

                   a.No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Seller and its Subsidiaries, threatened.

                   b.There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Seller and its Subsidiaries, threatened. None of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Seller and its Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                   c.The Seller has not incurred, and none of the directors and officers (and employees with responsibility for employee benefits matters) of the Seller and its Subsidiaries has any reason to expect that the Seller will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA
(including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

              8.With respect to each Employee Benefit Plan that the Seller maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute in relation to the Employees:

                   a.The Seller does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal
Liability) under any Multiemployer Plan.

                   b.The Seller does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

         W.Guaranties. The Seller in connection with the Business is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

         X.Environmental, Health, and Safety Matters.

              1.The Seller is in compliance in all material respects with all Environmental, Health and Safety Requirements with respect to the operation of the Business.

              2.Without limiting the generality of the foregoing, the Seller has obtained and complied with, and is in compliance with, in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety
Requirements for the occupation of the Facility and the operation of the Business: a list of all such permits, licenses and other authorizations is set forth in the Permits and Licenses Schedule.

              3.The Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the operation of the Business arising under Environmental, Health, and Safety Requirements.

              4.None of the following exists at the Facility:

                   a.underground storage tanks;

                   b.asbestos-containing material in any form or condition;

                   c.materials or equipment containing
polychlorinated biphenyls; or

                   d.landfills, surface impoundments, or hazardous waste disposal areas.

              5.With respect to the operations of the Business, the Seller at the Facility has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability
Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

              6.Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

              7.Neither the Seller nor its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements with respect to the operation of the Business.

              8.With respect to the Seller's operation of the Business no facts, events or conditions relating to the facilities, properties or operations of the Seller, or any of its respective predecessors or Affiliates will prevent, hinder or limit continued compliance in all material respects with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

         Y.Certain Business Relationships with the Business. Other than the Administrative Services and the supply of raw materials to the Business, neither the Seller nor any of its Affiliates or employees (other than the Employees) has provided services to the Business or been involved in any business arrangement or relationship with the Business within the past 12 months.

         Z.Disclosure. To the Knowledge of Seller, the representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
Section 3 not misleading.

         AA.Investment.  The Seller

              1.understands that the Buyer Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering;

              2.is acquiring the Buyer Note solely for its own account for investment purposes, and not with a view to the distribution thereof;

              3.is a sophisticated investor with knowledge and experience in business and financial matters;

              4.has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Note;

              5.is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Note; and

              6.is an Accredited Investor for the reasons set forth in the Buyer's Note.

IV.Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Section 4).

         A.Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         B.Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

         C.Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement
(including the assignments and assumptions referred to in Section 2 above).

         D.Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

V.Pre-Closing Covenants. The Parties agree that in the period between the execution of this Agreement and Closing:

         A. General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

         B.Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.


         C.Operation of Business. The Seller will:

              1.conduct the Business and run the Facility in the Ordinary Course of Business;

              2.maintain the Acquired Assets in good working condition;

              3.pay all accounts payable, purchase inventory, spares, parts and supplies and collect all accounts receivable arising out of the business run at the Facility in the Ordinary Course of Business;

              4.make capital and maintenance expenditures in the Ordinary Course of Business;

              5.use best endeavors to maintain the Facility's business, Employees, customers, sales order backlog, assets and operations as an ongoing business and in the Ordinary Course of Business; and

              6.use reasonable efforts to implement the previously announced October 1, 1996 price increase as set out in Exhibit H attached hereto.

         D.Preservation of Business.  The Seller will not:

              1.enter into any transaction in respect of the Business or Acquired Assets other than in the Ordinary Course of Business;

              2.sell, transfer or otherwise dispose of any of the Acquired Assets (other than sales of inventory and finished product in the Ordinary Course of Business);

              3.grant any increase in compensation or benefits of any Employee;

              4.enter into any transaction between the Facility and the Seller or any of the Seller's Affiliates except in the Ordinary Course of Business;

              5.take any action, engage in any practice or enter into any transaction which would require disclosure under Section 3(g); or

              6.commit or enter into any agreement to do any of the foregoing.

         E.Full Access. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Business.

         F.Exclusivity. The Seller will (and the Seller will cause any Affiliate, employee, officer, director, shareholder, agent or other Person acting on its behalf to):

              1.cease and cause to be terminated any and all discussions with any Person regarding the possible sale of all the Business or any of the Acquired Assets (whether by sale of stock, assets, merger, reorganization, liquidation, dissolution or similar transactions) (a "Company Transaction");

              2.only provide information concerning the Facility and the Acquired Assets to Persons in the Ordinary Course of Business if the Seller has no reason to believe that the information may be utilized to evaluate a possible Company Transaction;

              3.not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to a Company Transaction;
or

              4.not participate in any discussions or negotiations regarding, or furnish any information with respect to or assist or participate in or facilitate in any other manner any effort or attempt by any Person to enter into a Company Transaction.

          The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         G.Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its reasonable best efforts to obtain any third party consents, that the Buyer may request in connection with the Permits and Licenses and Contracts and the Loan Amendment.
Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the Permits and Licenses and third parties in respect of the Contracts.

         H.Notice of Developments. Each Party will give prompt written notice to the other Party of any breach of any of its own representations and warranties in Section 3 and Section 4 above or any material adverse development anticipated to prevent such party from delivering the certificate contemplated by Section 6(a)(v) or Section 6(b)(iv). No disclosure by any Party pursuant to this Section 5(h), however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         I.Title Insurance. The Buyer will obtain the following title insurance commitments, policies, and riders in preparation for the Closing with respect to each parcel of Real Property, an ALTA
Owner's Policy of Title Insurance Form B-1970 (or equivalent policy reasonably acceptable to the Buyer if the real property is located in a state in which an ALTA Owner's Policy of Title Insurance Form
B-1970 is not available) issued by a title insurer reasonably satisfactory to the Buyer (and, if requested by the Buyer, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement reasonably acceptable to the Buyer), in such amount as the Buyer reasonably may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in the Buyer as of the Closing.

         Each title insurance policy delivered under Section 5(i) above shall:

                   a. insure title to the real property and all recorded easements benefitting such real property;

                   b.contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies;

                   c.contain an ALTA Zoning Endorsement 3.1 (or equivalent);

                   d.contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property;

                   e.contain an endorsement insuring pedestrian and vehicular access to the real property via public streets or private streets benefited by appropriate access easements;

                   f. if available, contain an inflation endorsement providing for annual adjustments in the amount of coverage in accordance with the title insurer's standard endorsement;

                   g.if the real property consists of adjacent record parcels, contain a "contiguity" endorsement insuring that all of the record parcels together form a contiguous whole;

                   h.contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy; and

                   i.contain such other commercially available endorsements as Buyer and Buyer's lender, if any, may reasonably request in order to insure over any exceptions not constituting
Permitted Liens.

         J.Surveys. With respect to each parcel of Real Property that the Seller owns, and as to which a title insurance policy is to be procured pursuant to Section 5(i) above, the Buyer will procure in preparation for the Closing a current survey of the real property certified to the Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title
Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads or to private streets via appropriate easements (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing. Survey matters constituting Permitted Liens will not be deemed defects or encroachments for purposes of this section.

         K.Employees. Prior to Closing, Seller shall give all notices required under any law or collective bargaining agreement and Seller shall perform all bargaining obligations with respect to any employee representatives. The Seller shall use reasonable best efforts to obtain prior to Closing a substitution agreement in form and substance reasonably satisfactory to Buyer that provides for the substitution of Buyer in the place of Seller under the Labor Agreement (the "Substitution Agreement").

VI.Conditions Precedent to Close.

         A.Buyer's conditions precedent. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              1.the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

              2.the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              3.the Seller shall have procured all of the third party consents specified in Section 5(g) above;

              4.no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially affect adversely the right of the Buyer to own the Acquired Assets, to operate the Business, or (D) materially affect adversely the right of the Seller to own the Acquired Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              5.the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
Section 6(a)(i)-(iv) is satisfied in all respects;

              6.the Buyer shall have procured all of the title insurance commitments, policies, and riders specified in Section 5(i) above, and all of the surveys specified in Section 5(j) above;

              7.the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(f);

              8.the relevant parties shall have entered into:

                   a.the Supply Agreement;

                   b.the Conversion Services Agreement; and

                   c.the Substitution Agreement.

              9.the Buyer shall have received from counsel to the Seller an opinion in form and substance reasonably satisfactory to Buyer, addressed to the Buyer, and dated as of the Closing Date;

              10.the Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Business after the Closing;

              11.all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

              12.there shall have been no material adverse change in the financial condition, operating results, assets, operations, and customer, supplier and employee relations of the Business;

              13.the Buyer shall have employed all of the salaried employees listed on the Employees Schedule;

              14.the Buyer shall have received the Transfer
Documents; and

              15.the Seller shall have delivered to the Buyer a FIRPTA affidavit of the Seller in accordance with Section 1445 of the Code.

The Buyer may waive any condition specified in this Section 6(a) by giving written notice to the Seller at any time prior to Closing.

         B.Seller's conditions precedent. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              1.the Buyer's representations and warranties in Section
4 above shall be true and correct in all material respects at and as of the Closing Date;

              2.the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              3.no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              4.the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 6(b)(i)-(iii) is satisfied in all respects;

              5.the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(g), including, without limitation, the Loan Amendment;

              6.the relevant parties shall have entered into;

                   a.the Supply Agreement; and

                   b.the Conversion Services Agreement.

              7.the Seller shall have received from counsel to the Buyer an opinion in form and substance reasonably satisfactory to Seller, addressed to the Seller, and dated as of the Closing Date; and

              8.all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 6(b) by giving written notice to the Buyer at any time prior to Closing.

VII.Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         A.General. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data included in the Acquired Assets.

         B.Books and Records. For a period of five years following the Closing, or for such longer periods as may be required to satisfy applicable laws, regulations or agreements:

              1.Seller shall retain all books and records relating to the Business and the Acquired Assets that are integrated or non-separable from the books and records related to any of the businesses of Seller other than the Business,

              2.Buyer shall retain all other books and records of the Business, including, without limitation, all other such books and records of the Business (A) relating to Taxes, including, without limitation, accounting and tax records and information pertaining to events occurring prior to the Closing Date and (B) required to be retained pursuant to obligations imposed by any statute, rule or regulation (such books and records of the Business described in clause
(i) above and this clause (ii), collectively, the "Records");

              3.each party hereto shall provide to duly authorized representatives of the other party who wishes to review any Records for bona fide business reasons reasonable access, during regular business hours and without disrupting such other party's normal business operations, to (A) such Records, (B) employees of such party, if any, who are familiar with such Records and who can assist such representatives of such other party, at such other party's own expense, in locating, explaining or otherwise reviewing such Records and (C) use of such party's copying facilities, clerical services and telephone in a reasonable manner at such other party's own expense; and

              4.neither Seller, on the one hand, nor Buyer, on the other hand, shall dispose of or destroy any Records without written permission of the other party.

If original records are required to respond to legal process in connection with the conduct by any party of any litigation, arbitration, audit, settlement proceedings or negotiations with third parties with respect to the conduct of the Business or Buyer's conduct of its business after the Closing, such party, subject to applicable laws, regulations or agreements, shall be permitted to remove the Records temporarily from another party's premises, provided that such party shall return such original documents to such other party as promptly as practicable after such time when such original documents are no longer required in connection with such legal proceedings.

         C.Litigation Support. In the event and for so long as any Party actively is contesting or defending any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with:

              1.any transaction contemplated under this Agreement; or

              2.any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Facility or the Acquired Assets, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

         D.Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate who prior to Closing had a business relationship with the Seller arising from the Business from maintaining the same business relationships with the Buyer after the Closing. The Seller will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

         E.Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

         F.Covenant Not to Compete. For a period of five years from the Closing Date, neither the Seller nor any of its Subsidiaries or Affiliates will:

              1.manufacture or sell A500 Grade B or Grade C hollow structural sections or A-513 ERW Mechanical tubing; or

              2.engage, or hold or own an interest, directly or indirectly in any business that manufactures, converts or sells A500 Grade B or Grade C hollow structural sections or A-513 ERW
Mechanical tubing,

         in any geographic area in which the Seller conducts the Business as of the Closing Date or has conducted the Business at any time within 5 years of the Closing Date.

         If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         G.Allocation. As soon as practicable after Closing the Buyer shall allocate the Purchase Price (plus the Assumed Liabilities) among the Acquired Assets and deliver to the Seller a schedule setting forth such allocation. The Parties shall use their reasonable best efforts to agree upon the final form and substance of the allocation schedule.
The mutually agreed allocation schedule shall be used by the parties in preparing (i) Form 8594, Asset Acquisition Statement, for Buyer and Seller and (ii) all Tax Returns. Buyer and Seller shall each file Form 8594 prepared in accordance with this Section with its federal income tax return for its tax period which includes the Closing Date. All allocations made pursuant to this Section shall be binding upon the parties and upon each of their successors and assigns, and the parties shall report the transactions contemplated by this Agreement in accor-dance with such allocations.

VIII.Remedies for Breaches of This Agreement.

         A.Survival of Representations and Warranties.

         The representations and warranties and covenants in this Agreement and the Schedules and Exhibits hereto or in any writing delivered by Buyer or the Seller to any other party in connection with this Agreement (including the certificate required to be delivered by Seller pursuant to Section 6(a)(v) above and the certificate required to be delivered by Buyer pursuant to Section 6(g)(iv) above) shall survive the Closing as follows:

              1.the representations and warranties contained in Sections 3(g) (Tax) and 3(w) (Employee Benefits) (including such representations and warranties as they are remade in the certificate delivered pursuant to Section 6(a)(v)) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (giving effect to any extensions or waivers thereof), plus 60 days;

              2.the representations and warranties in Sections 3(e)
(Title to Assets), 3(g) (Authorization of Transaction) and 3(d)
(Brokers' Fees) (including such representations and warranties as they are remade in the certificate delivered pursuant to Section 6(a)(v)) shall not terminate;

              3.the representations and warranties in Section 3(y) (Environmental, Health and Safety) (including such representations and warranties as they are remade in the certificate delivered pursuant to
Section 6(a)(v)) shall terminate on the fourth anniversary of the Closing Date; and

              4.all other representations and warranties in this Agreement and the Schedules and Exhibits hereto or in any writing delivered by Buyer or the Seller to any other party in connection with this Agreement including the certificate required to be delivered by Buyer pursuant to Section 6(a)(v) above) shall terminate 18 months after the Closing Date;

provided that any representation or warranty in respect of which indemnity may be sought under Sections 8(b) and 8(c), and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8(a) if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement and the Schedules and Exhibits hereto or in any writing delivered by Buyer or the Seller to any other party in connection with this Agreement (including the certificate required to be delivered by Seller pursuant to Section 6(g)(iv) above and the certificate required to be delivered by Buyer pursuant to Section 6(a)(v) above) shall survive for the periods set forth in this Section 8(a) and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Buyer or the Seller or the knowledge of any of Buyer's or the Sellers' officers, directors, shareholders, employees or agents or the acceptance by Buyer or the Seller of any certificate or opinion hereunder.

         B.Indemnification of the Buyer.

         The Seller shall jointly and severally indemnify Buyer and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Buyer Parties") and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any loss (but excluding diminution in value and consequential damages), liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses") which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

              1.any misrepresentation or breach of representation or warranty under Section 3 of this Agreement or in any of the certificates or other instruments or documents furnished to Buyer by Seller pursuant to this Agreement (it being understood that the certificate delivered pursuant to Section 6(a)(v) above shall be deemed to omit any reference to materiality in such certificate for purposes of determining breaches thereof);

              2.any nonfulfillment or breach of any covenant, agreement or other provision by Seller under this Agreement or the Schedules and Exhibits hereto;

              3.any liability or obligation of Seller which is an Excluded Liability;

              4.any liability or obligation of Buyer arising by operation of law under any bulk transfer law which arises out of the transactions contemplated hereby and which is not an Assumed
Liability;

              5.any liability or obligation relating to the Employees who are offered employment by Buyer but who decline to accept such offer;

              6.any claims of any Employee or former employee of Seller to whom Buyer has no obligation to offer employment under this Agreement;

              7.any liability or obligation for severance benefits, termination benefits or other benefits (including pension, savings, profit sharing, incentive compensation, vacation or welfare benefits) with respect to those Employees not employed by the Buyer; and

              8.the lawsuit captioned "Vernon Glen Knox and Lisa
Liegh Knox v. Laclede Steel Company" filed with the Circuit Court of Marshall County, West Virginia.

provided that the Seller Entities shall not have any liability under
Section 8(b) above (other than Section 8(b)(viii) and with respect to the representations and warranties contained in Section 3(d) (Brokerage),
Section 3(b) (Authorization) and Section 3(e) (Title)) unless the aggregate of all Losses relating thereto for which the Seller would, but for this proviso, be liable exceeds an amount equal to $150,000 and only in excess of such amount; provided further, however, the Seller's aggregate liability under Section 8(b)(i) above (other than with respect to the representations and warranties contained in Section 3(b), Section 3(d) and of Section 3(e)) shall in no event exceed $11,373,000. This
Section 8(b) shall not govern any claims by the Buyer Parties with respect to the covenants and indemnifications provided under Section 8(f) (Environmental) or Section 8(g) (Tax). All indemnification payments under this Section 8 shall be deemed adjustments to the Final Purchase Price for the Acquired Assets set forth in Section 2.

         C.Indemnification of the Seller Entities.   The Buyer shall
indemnify the Seller and its respective Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Parties") and hold them harmless against any Losses which the Seller Parties may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of:

              1.any misrepresentation or breach of representation or warranty under Section 4 of this Agreement or in any of the certificates or other instruments or documents furnished to Seller by Buyer pursuant to this Agreement;

              2.any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement or the Schedules and Exhibits hereto;

              3.any Assumed Liability;

              4.any claims made by Employees employed by the Buyer arising out of any change in the base pay or incentive compensation or job duties of such Employees occurring after the Closing Date or the termination by Buyer of their employment after the Closing Date;

              5.any liability or obligation relating to Buyer's violation of Environmental, Health and Safety Requirements after the Closing
Date to the extent such liability is not an Excluded Liability or Buyer is not otherwise entitled to indemnification hereunder; or

              6.any liability or obligation relating to any injury, to individuals or property as a result of the ownership, possession or use of any product of the Business manufactured, sold, leased or delivered by the Buyer after the Closing Date (other than with respect to Inventory and Finished Goods included in the Acquired Assets).

         D.Manner of Payment.  Any indemnification of the Buyer
Parties or the Seller Parties pursuant to this Section 8 shall be effected by wire transfer of immediately available funds from the Seller or Buyer, as the case may be, to an account designated by Buyer or Seller, as the case may be, within 30 days after the determination thereof.

         E.Defense of Third Party Claims. Any party making a claim for indemnification under this Section 8 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor is prejudiced by such failure. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further that, prior to the Indemnitor assuming control of such defense, it shall first verify to the Indemnitee in writing that such Indemnitor shall be responsible (with no more than a reasonable reservation of rights under the circumstances) for all liabilities and obligations relating to such claim for indemnification and that it shall provide indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder; and provided further that:

              1.the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

              2.the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee's reputation or future business prospects; (iii) the claim seeks an injunction or equitable relief against the Indemnitee; or (iv) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

              3.if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld) before (i) entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice and (ii) taking any remedial actions with respect to any environmental matters (including investigations and cleanups) with respect to the Facility.

         F.Certain Environmental Matters.

              1.The Seller covenants that it will, at its sole cost and expense, within six months of the date of this Agreement:

                   a.remove from the Real Property and the Facility, and dispose of, the concrete supports, coating residues and the surrounding soil to the conditions and pursuant to the standards set forth in Exhibit I under the heading "Coating Area";

                   b.deliver to the Buyer a confirmation analysis report containing the analysis set forth in Exhibit I under the heading "Coating Area" and prepared by Environmental Management Associates of Wexford, Pennsylvania, Marsh Consulting or such other consulting engineers as approved by the Buyer (which approval shall not be unreasonably withheld) which states that the remediation work set out in paragraph (i) (A) above has been completed; and

                   c.fill and grade the area surrounding the remediation work undertaken in accordance with paragraph (i)(A) above to restore such areas to the grade existing prior to the commencement of such work.

              2.The Seller covenants that it will, at its sole cost and expense, within six months of the date of this Agreement:

                   a.remove and dispose of hydrocarbon impacted soils surrounding the 5 gallon bucket outside the south side of building No. 1 at the Facility and the shallow pit south of the area to the conditions and pursuant to the standards set forth in Exhibit I under the headings "Compressor Area" and "Shallow Pit";

                   b.deliver to the Buyer a confirmation analysis report containing the analysis set forth in Exhibit I under the headings "Compressor Area" and "Shallow Pit" and prepared by Environmental Management Associates of Wexford, Pennsylvania, Marsh Consulting or such other consulting engineers as approved by the Buyer (which approval shall not be unreasonably withheld) which states that the remediation work set out in paragraph (ii)(A) above has been completed; and

                   c.fill and grade the area surrounding the remediation work undertaken in accordance with paragraph (ii)(A) above to restore such area to the grade existing prior to the commencement of such work.

              3.The Seller covenants that it will, at its sole cost and expense, within six months of the date of this Agreement:

                   a.remove and dispose of all paint chips and soil around the entire building perimeter at the Facility in accordance with the conditions and pursuant to the standards set forth in Exhibit I under the heading "Building Perimeter";

                   b.deliver to the Buyer a confirmation analysis report containing the analysis specified in Exhibit I under the heading "Building Perimeter" and prepared by Environmental Management
Associates of Wexford, Pennsylvania, Marsh Consulting or such other consulting engineers as approved by the Buyer (which approval shall not be unreasonably withheld) which states to the reasonable satisfaction of the Buyer that the remediation work set out in paragraph
(iii)(A) above has been completed; and

                   c.fill and grade the area surrounding the remediation work undertaken in accordance with paragraph (iii)(A) above to restore such area to the grade existing prior to the commencement of such work.

              4.The Seller covenants that it will as soon as reasonably practical after the date of this Agreement procure, at its sole cost and expense, all sampling and analysis required to meet the permit reporting requirements for the West Virginia General Permit for storm water discharge from the Facility.


         G.Tax Indemnification.

              1.Seller shall remain liable, and shall indemnify Buyer, for any liability or obligation in respect of any amount of federal, state, local or foreign Taxes which are imposed with respect to or measured by the income of Seller, value of property owned by Seller, or the conduct of the Business by Seller, for any taxable period up to and including the Closing Date. Seller shall also indemnify Buyer, and shall be liable, for any state real estate documentary stamp tax imposed with respect to the transfer of real property pursuant to this Agreement.

              2.Any indemnification payment provided for under this
Section 8(g) shall include reasonable costs and expenses (including attorneys' fees and expenses and accountants' fees and expenses) incurred in contesting the amounts against which Buyer is indemnified, or incurred in satisfying any filing or other procedural requirements with respect to amounts against which Buyer is indemnified. Any indemnification payment provided for under this Section 8(g) shall be paid in the manner provided in Section 8(d) above and shall also include any amount necessary to indemnify Buyer and hold it harmless against any Loss which Buyer may suffer, sustain or become subject to as a result of Seller's failure to pay, or unreasonable delay in paying, any amounts for which Buyer is indemnified. Any indemnification payment provided for under this Section 8(g) shall be grossed up to include any Taxes payable by Buyer because of the receipt of such indemnification payment (including such gross-up).

         H.Other Limitations and Exclusive Remedy. For purposes of Section 8, "Losses" shall be computed considering the present value of net Tax benefits or detriments to the indemnified person arising from the indemnified matter. The provisions of this Section 8 shall constitute the exclusive remedy of the Parties with respect to any claims or Losses resulting from or arising out of any other claims or Losses, whether based on tort, contract, law, investigation by government, or otherwise, resulting from or arising out of the transactions contemplated hereby which may be asserted after the Closing; provided, that the foregoing shall not preclude any claim for actual fraud, injunctive or other non-monetary equitable relief.

         I.Recoupment Under Buyer Note. The Buyer shall have the option of recouping all or any part of any Loss it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section
8) by notifying the Seller that the Buyer is reducing the principal amount outstanding under the Buyer Note. This shall affect the timing and amount of payments required under the Buyer Note in the same manner as if the Buyer had made a permitted prepayment (without premium or penalty) thereunder.

IX.Termination.

         A.Termination of Agreement. The Parties may terminate this Agreement as provided below:

              1.the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

              2.the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before 30 days from the date of this Agreement, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

              3.the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before 30 days from the date of this Agreement, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

         B.Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party (except for any Losses of any Party then in breach).

X.Miscellaneous.

         A.Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         B.No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         C.Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         D.Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party;
provided however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). In addition the Buyer may assign its rights pursuant to this Agreement (including its rights to indemnification) to any of its lenders as collateral security.

         E.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         F.Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:   Laclede Steel Company
                        1 Metropolitan Square, Suite 1500
                        Saint Louis, Missouri  63102-2738
                        Attn:  Mr. Michael H. Lane

         If to the Buyer:    Excaliber Tubular Corporation
                        600 Emmerson Road, Suite 105
                        Saint Louis, Missouri  63141
                        Attn:  Mr. Charles Emmenegger

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         G.Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

         H.Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         I.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         J.Expenses. Each of the Buyer and the Seller will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Facility has not borne and will not bear any of the costs and expenses of the Seller (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         K.Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. For purposes of Article 3 and 4 hereof, the modification of any representation or warranty by the use of the words "material", " in all material respects" or "material adverse effect" or other words of similar meaning shall mean that such representation or warranty shall be deemed breached hereunder if the Loss resulting from a breach of such representation or warranty absent such words or modification exceeds $25,000. For purposes of the foregoing, any Losses resulting from facts or circumstances having the same factual or legal basis shall be aggregated as one Loss.

         L.Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         M.Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         N.Employee Benefits Matters.

              1.Treatment of Employees-General.  At the Closing,
Buyer shall, and shall be deemed to, offer immediate or continuing employment (so that no period of unemployment occurs) to all hourly and salaried employees of Seller who are actively employed in the Business immediately prior to Closing with substantially the same hours, pay and other terms and conditions of employment, as exist as of the Closing. Buyer will recognize the rights of all members covered under the Labor Agreement.

              2.Welfare Benefits. As of the Closing Date, Buyer shall sponsor a health plan to provide benefits to employees substantially similar to those benefits provided under Seller's health plan immediately prior to the Closing Date. Buyer shall use reasonable efforts to waive any waiting periods or pre-existing condition or other benefit restrictions which may be contained in any of Buyer's applicable welfare benefit plans or programs with respect to employees of Seller who participated in such plans or programs immediately prior to the Closing Date. Buyer shall be liable for benefits provided under its health plan with respect to claims which arise due to occurrences on or after the Closing Date. Seller shall remain liable for benefits provided under its welfare benefit plans.

              3.Buyer's Assumption of Liability. As of any after Closing Date, Buyer shall recognize each collective bargaining representative of the Employees, and shall assume any and all liabilities, responsibilities and obligations of Seller specifically set forth in the Labor Agreement arising on or after the Closing Date (excluding any liability or obligation arising out of or in connection with any breach thereof occurring prior to Closing).

              4.Plant Closing Law. The Seller represents and warrants that it has not in connection with the Business terminated any employee during the six-month period prior to the date of this Agreement. In reliance upon such representation, Buyer shall bear all responsibility for any liability or obligation under the Workers' Assistance and Retraining Notification Act ("WARN") in connection with the Business arising from the transactions contemplated by this Agreement or any action by Buyer.

         O.Bulk Transfer Laws. The Buyer acknowledges that the
Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Seller shall indemnify the Buyer against any Adverse Consequences which the Buyer may suffer due to the Seller's failure to comply.

         P.Nonassignable Contracts. To the extent that the assignment hereunder by the Seller to the Buyer of any Contract is not permitted without the consent of any other party to such Contract, this Agreement shall not be deemed to constitute an assignment of such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, the Buyer shall assume no obligations or liabilities under such Contract. Seller shall use its reasonable best efforts to advise Buyer promptly in writing with respect to any Contract which Seller knows or has substantial reason to believe will or may not be subject to assignment to Buyer hereunder. Without in any way limiting
Seller's obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Contracts and the Acquired Assets to Buyer hereunder, if any such consent is not obtained and the Closing hereunder is consummate, Seller shall cooperate with Buyer following Closing Date in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under such Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Contract by such other party and, if requested by Buyer, acting as an agent of behalf or as Buyer shall otherwise reasonably require, at Buyer's expense.

XI.Transfer Taxes. Buyer and Seller shall each bear one half of the expense of any federal, state, local or foreign Taxes imposed with respect to the transfer of assets pursuant to this Agreement (other than the West Virginian real estate documentary stamp tax which shall be borne by Seller).

XII.Licensed Intellectual Property. As of the Closing and in consideration for the Purchase Price and no other consideration, Seller hereby grants Buyer a perpetual, non-exclusive, world-wide license to the Licensed Intellectual Property, if any. As of the Closing and in consideration for receipt of the Acquired Assets and no other consideration, Buyer hereby grants Seller a perpetual, non-exclusive, world-wide license to the Intellectual Property, if any, used by Seller as of the Closing Date at any location of Seller other than the Facility.

            *     *     *     *     *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on and as of the date first above written.


                                EXCALIBER
                                TUBULAR
                                CORPORATION


                                By:



                                Title:





                                LACLEDE STEEL
                                COMPANY


                                By:


                                Title: